Exhibit 10.1

ARIS WATER SOLUTIONS, INC.
EXECUTIVE SEVERANCE PLAN

1.         Purpose.  The purpose of the Aris Water Solutions, Inc. Executive Severance Plan (the “Plan”) is to provide for the payment of severance benefits to certain employees of Aris Water Solutions, Inc., a Delaware corporation, in connection with a termination of employment in certain circumstances.

2.          Term.  The Plan shall be effective as of May 12, 2023. The Plan shall remain in effect until modified or terminated pursuant to Section 10.

3.          Definitions.

(a)         “Base Pay” means the Participant’s annual base salary, determined as of the Termination Date (as defined below), excluding overtime, bonuses, incentive compensation or any other special payments. Base Pay is used to compute the amount of the Severance Benefit.

(b)          “Board” means the Board of Directors of the Company.

(c)          “Business” means (a) the gathering, transportation, treatment and disposal of flow back and produced water from oil and gas wells, (b) the transportation and sale of water used in oil and gas exploration, completion and production operations and (c) any activity reasonably related to those described in clauses (a) or (b).

(d)         “Cause” has the meaning set forth in the Aris Water Solutions, Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(e)          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(f)          “COBRA Multiplier” means the applicable COBRA multiplier for the Participant’s Tier as set forth on Exhibit A.

(g)          “Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(h)          “Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.

(i)          “Company” means Aris Water Solutions, Inc. and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.

(j)          “Confidential Information” means confidential information of the Company and its Affiliates, which is defined as secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, unique or proprietary operational methods, marketing plans or strategies, product development techniques or plans, research and development programs or plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any proprietary rights (unless previously publicly disclosed in a manner which would not and does not constitute a breach of these Restrictive Covenants or any relevant agreement) and any other research or business information of the Company which the Company treat as confidential (whether or not a trade secret under applicable law); provided, however, that Confidential Information shall not extend to (i) information now generally known or available to the public or which becomes known or available other than as a result of the breach of an agreement by the Participant or (ii) information known by or in the possession of the Participant prior to being disclosed by the Company and which was known or possessed by the Participant as a result of activities unrelated to the Participant’s services to the Company.

(k)          “Market Area” means any state where the Company is engaged in, previously engaged in or has reasonably contemplated engaging in the Business as of the Participant’s Termination Date.

(l)          “Disability” shall occur upon the Participant becoming eligible for disability benefits under the Company’s long-term disability plan, or, if earlier, upon the Participant becoming eligible for Social Security disability benefits.

(m)         “Good Reason” has the meaning ascribed to any such term in any employment agreement between the Participant and the Company, or if no such term is defined in such agreement, means (i) a material diminution in the Participant’s duties, authority or responsibilities ; (ii) a material reduction in the Participant’s base pay or target annual bonus opportunity; or (iii) a relocation of the Participant’s principal place of employment to a location that is more than 50 miles from his or her place of employment, provided that a relocation from a principal place of employment that is not one of the Company’s principal office locations to one of the Company’s principal office locations shall not constitute “Good Reason”. Notwithstanding the foregoing, any assertion by the Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and (ii) the Company fails to remedy such condition within 30 days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than 12 months following the initial existence of the condition claimed to constitute “Good Reason.”

(n)          “Participant” means an employee of the Company who participates in the Plan pursuant to Section 4.

(o)          “Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason.

(p)          “Restricted Period” means the applicable restricted period for the Participant’s Tier as set forth on Exhibit A of the Plan.

(q)          “Severance Benefits” means:

(i)          A payment in an amount equal to the Participant’s Severance Multiplier multiplied by the Participant’s Base Pay, payable in equal installments in accordance with the Company’s normal payroll over a period of months following the Termination Date equal to 12 multiplied by the Severance Multiplier;

(ii)          Payment of the Participant’s earned but unpaid annual bonus, if any, for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year and in all events in the fiscal year that includes the Termination Date;

(iii)          A lump sum payment in an amount equal to one times (without regard to the Severance Multiplier) the Participant’s target annual bonus for the fiscal year in which the Termination Date occurs, payable within sixty (60) days following the Termination Date;

(iv)          A lump sum payment in an amount equal to a pro-rata portion of the actual annual bonus that the Participant would have earned for the fiscal year in which the Termination Date occurs, based on the Company’s actual performance for the full year and the number of days the Participant is employed during such fiscal year, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year and in all events in the fiscal year following the fiscal year that includes the Termination Date;

(v)          A lump sum payment in an amount equal to (A) the Participant’s COBRA Multiplier times (B) the monthly premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if the Participant were an active employee, each determined as of the Termination Date, payable within sixty (60) days following the Termination Date; and

(vi)          Notwithstanding any provision of the Aris Water Solutions, Inc. 2021 Equity Incentive Plan (or any successor equity incentive plan) or any applicable award agreement to the contrary, effective as of the Termination Date, a pro-rata portion of the Participant’s outstanding unvested restricted stock units (and any other outstanding and unvested equity incentive awards) based on the number of days of the Participant’s service from the grant date of the applicable award up to the Termination Date and the total number of days during the vesting period for such award shall become immediately vested and no longer subject to forfeiture, with any remaining unvested awards forfeited in accordance with their terms on the Termination Date.  With respect to any performance-based restricted stock units, all performance goals or other vesting criteria will be deemed achieved based on the actual achievement through the Termination Date and vesting of such awards shall otherwise be pro-rated as described in the preceding sentence.

(r)          “Termination Date” means the date of the Participant’s termination of employment with the Company.

4.          Eligibility; Coordination with Change in Control Severance Plan.  Employees selected by the Committee shall be eligible to participate in the Plan upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B (a “Participation Agreement”). Notwithstanding anything herein to the contrary, no benefits shall be payable under this Plan if the Participant is entitled to the payment of Severance Benefits under the Aris Water Solutions, Inc. Executive Change in Control Severance Plan (the “CIC Plan”) in connection with the Participant’s Qualifying Termination. In the event that a Participant has received the payment of Severance Benefits under this Plan and subsequently becomes entitled to the payment of Severance Benefits under the CIC Plan, the Severance Benefits under the CIC Plan shall be offset by the Severance Benefits received under this Plan and no further Severance Benefits will become due or payable under this Plan.

5.          Severance Benefits.

(a)         Qualifying Termination.  Upon a Participant’s Qualifying Termination, subject to Section 4 and Section 5(c), such Participant will receive the Severance Benefits, in addition to payment of the accrued rights due to the Participant consisting of the sum of (i) the Participant’s Base Pay through the Termination Date not theretofore paid; (ii) any expenses owed to the Participant under the Company’s expense reimbursement policy; and (iii) any amount arising from the Participant’s participation in, or benefits under, any employee benefit plans, which amounts shall be payable in accordance with the terms and conditions of such employee benefits plans.

(b)         Other Termination.  In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan; provided, however, that if the Participant’s employment is terminated by reason of the Participant’s death or Disability, the Participant (or the Participant’s estate or beneficiary) shall be eligible to receive the Severance Benefits described under Section 3(m)(ii) and (iv), plus the Participant’s outstanding unvested restricted stock units (and any other outstanding and unvested equity incentive awards) shall become immediately vested in full as of the Termination Date.  With respect to any performance-based restricted stock units, all performance goals or other vesting criteria will be deemed achieved based on the higher of the target level of achievement of any applicable performance conditions or the actual achievement of any applicable performance conditions through the Termination Date and vesting of such awards shall be in full as described in the preceding sentence. For the avoidance of doubt, a Participant shall not be entitled to receive any payments or benefits under this Plan in the event that such Participant’s employment is terminated by the Company for Cause or such Participant resigns without Good Reason (including as a result of a retirement.

(c)         Conditions to Severance Benefits.  Payment of the Severance Benefits (except in the event of the Participant’s death or Disability) shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a customary form reasonably provided by the Company (the “Release”) within the time period specified therein, (ii) the Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the Participant’s Termination Date and (iii) the Participant’s continued compliance in all material respects with any Restrictive Covenants set forth in Section 6 hereto.

6.          Restrictive Covenants. In consideration of the payments and benefits that may be paid or provided to the Participant hereunder and to protect the trade secrets and confidential information of the Company that have been and will in the future be disclosed or entrusted to the Participant, the business goodwill of the Company, and the business opportunities that have been and will in the future be disclosed or entrusted to the Participant by the Company, the Company and the Participant agree to these restrictive covenants (these “Restrictive Covenants”).

(a)          Non-Competition; Non-Solicitation.

(i)          During the Restricted Period, the Participant shall not, directly or indirectly (including as an employee, officer, director, owner, consultant, manager, or independent contractor), other than in connection with his employment by the Company, engage in the Business anywhere within the Market Area.

(ii)            During the Restricted Period, the Participant shall not, directly or indirectly, solicit, recruit or hire any person who is, or was during the Restricted Period, an employee of the Company; provided, however, that the foregoing provision shall not prohibit solicitations made by the Participant to the general public, including through a general public posting site or forum.

(iii)        During the Restricted Period, the Participant shall not, directly or indirectly, (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company with whom the Participant had material personal dealings during the Restricted Period (each a “Business Contact”) to terminate or diminish its relationship with the Company; or (ii) seek to persuade any such Business Contact to conduct with anyone else any business or activity conducted or, to the Participant’s knowledge, under consideration by the Company during the Restricted Period that such Business Contact conducts or could conduct with the Company.

(iv)           Nothing contained in this Section 6(a) shall be construed to prevent the Participant from (i) investing in the equity of any competing entity listed on a national securities exchange or traded in the over-the-counter market, but only if the Participant is not involved directly or indirectly in the management of said entity and if the Participant and the Participant’s associates (as such term is defined in Regulation 14(A) promulgated under the Act), collectively, do not own more than an aggregate of 5% of the equity of such entity, or (ii) indirectly owning securities through ownership of shares of a registered investment company or mutual fund.

(b)          Non-Disparagement. At all times during the Participant’s employment with the Company and its Affiliates and after the Participant’s Termination Date, the Participant agrees that the Participant shall not make any disparaging comments about the Company, the Affiliates of the Company or any of their respective members, managers or employees, which may tend to impugn or injure their respective reputation, goodwill, and relationships with their past, present and future customers, employees, vendors and with the business community generally; provided, however, that nothing in these Restrictive Covenants shall prohibit either party from providing accurate information to any court, governmental entity.

(c)          Confidentiality. The Participant agrees that, unless otherwise required by law or in the performance of the Participant’s duties to the Company and its Affiliates, the Participant will forever keep confidential all trade secrets and Confidential Information, and will not use such for the Participant’s own private benefit, or directly or indirectly for the benefit of others, and the Participant will not disclose Company trade secrets or other Confidential Information to any other person, directly or indirectly.

If the Participant is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, the Participant shall give the Company prompt, prior written notice so the Company can seek an appropriate remedy or waive compliance.  If legally compelled to disclose Confidential Information, the Participant shall furnish only that portion of the Confidential Information required on advice of legal counsel and shall exercise the Participant’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by all others in a confidential manner.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant acknowledges that he or she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, nothing in this Plan shall limit the Participant’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information to the extent that such limitation is a violation of law.

(d)         THE PARTICIPANT ACKNOWLEDGES THAT, IN EXECUTING THE PARTICIPATION AGREEMENT, THE PARTICIPANT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND THE PARTICIPANT HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THESE RESTRICTIVE COVENANTS. THESE RESTRICTIVE COVENANTS SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

7.          Administration.

(a)         In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.

(b)         The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c)         The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefits, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.

8.          Funding.  The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

9.          Section 409A.

(a)         Compliance.  Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b)          Separation from Service.  Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(c)          Specified Employee.  Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

10.      Amendment or Termination.  Except as otherwise provided in the applicable Participation Agreement, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law. Termination or amendment of the Plan shall not affect any obligation of the Company under the Plan with respect to a Qualifying Termination that occurs prior to the date of the termination or amendment.

11.        At-Will Employment.  Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

12.         Transfer and Assignment.  In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. In no event may the Company assign its obligations under the Plan, except as provided in Section 12 or to a person or entity which is a credit-worthy affiliate.

13.        Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

14.        Successors.  Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

15.        Withholding; Taxes.  The Company shall withhold from any Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

16.      Compensation.  Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

17.       Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”

18.       Entire Agreement.  This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. This Plan replaces any and all severance pay plans, policies, practices, agreements, arrangements or programs, written or unwritten, that the Company or any predecessor employer of the Company may have had in effect for eligible Participants from time to time prior to the Effective Date.

19.        Governing Law.  The provisions of the Plan will be construed, administered, and enforced in accordance with the laws of the State of Texas without regard to its choice of law provisions.

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EXHIBIT A

Tier	Qualifying Termination
	Severance Multiplier	COBRA Multiplier	Restricted Period
Tier 1	2.00	18	24 months
Tier 2	1.50	18	18 months
Tier 3	1.00	12	12 months

EXHIBIT B

ARIS WATER SOLUTIONS, INC.
EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and Aris Water Solutions, Inc. (the “Company”) effective as of ______________, 20____.

The Company maintains the Aris Water Solutions, Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides severance payments and benefits in connection with a participant’s Qualifying Termination or a participant’s death or disability.

By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan with a Tier [__] Severance Multiplier and COBRA Multiplier. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous:

(a)          This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.

(b)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)          This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Participant. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

(d)          This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

ARIS WATER SOLUTIONS, INC.

Name:
Title:

PARTICIPANT

Name:

Signature Page to
Participation Agreement